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                                                                       Exhibit 5


                       KEATING, MUETHING & KLEKAMP, P.L.L.
                             One East Fourth Street
                             Cincinnati, Ohio 45202






PAUL V. MUETHING
Direct Dial: (513) 579-6417
Facsimile: (513) 579-6956
E-Mail: PMuething@knlaw.com


                                  May 12, 1999


The Midland Company
7000 Midland Boulevard
Amelia, Ohio  45102

Ladies and Gentlemen:

         We have acted as counsel to The Midland Company, an Ohio corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 of the Company, filed with the Securities and Exchange Commission today (the "Registration Statement"), relating to the registration under the Securities Act of 1933 of the offering by the Company of 1,170,000 shares of its common stock, no par value per share (the "Common Shares") plus up to an additional 262,500 Common Shares to cover an over-allotment option granted to the underwriters and by certain shareholders of the Company (the "Selling Shareholders") of 580,000 Common Shares.

         We have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of such other documents and corporate records as we have deemed necessary as a basis for the opinions set forth herein. We have relied as to factual matters on certificates or other documents furnished by the Company or its officers and by governmental authorities and upon such other documents and data that we have deemed appropriate. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal capacity of all persons executing such documents, the conformity to original documents of all documents submitted to us as copies and the truth and correctness of any representations and warranties contained therein.


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The Midland Company
May 12, 1999
Page 2


         The opinion expressed below is limited to the Ohio General Corporation Law. We express no opinion herein concerning any other law.

         Based upon the foregoing, we are of the opinion that:

         1. The Company has taken all necessary and required corporate action in connection with the proposed issuance of the aforesaid 1,432,500 Common Shares and that when, and if, issued, delivered and paid for, the aforesaid 1,432,500 Common Shares will be duly authorized, legally issued, fully paid and non-assessable Common Shares of the Company free of any claim of pre-emptive rights; and

         2. The 580,000 Common Shares which are being sold by the Selling Shareholders are duly authorized, legally issued, fully paid and non-assessable Common Shares of the Company free of any claim of pre-emptive rights.

         We hereby consent to the reference to our firm in the Registration Statement. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

                                      Yours truly,

                                      KEATING, MUETHING & KLEKAMP, P.L.L.



                                      BY: /s/ Paul V. Muething
                                         ------------------------------------
                                                  Paul V. Muething